EXHIBIT 2

Contacts:
For Media:	For Investors:
Kekst and Company	Morrow & Co.
Victoria Weld	Eric Olson/Mike Verrechia
212-521-4800	203-658-9400

FOR IMMEDIATE RELEASE

Breeden Capital Management LLC Announces It Will Nominate Director Slate for H&R Block

--Action Necessary Due to Company’s Long Term Underperformance--

Greenwich, CT., June 27, 2007. Breeden Capital Management LLC, a Greenwich, CT., based investment fund manager, announced today that Breeden Partners LP will nominate three candidates for election to the Board of Directors of H&R Block Inc. (“H&R Block”), (NYSE: HRB) at the company’s 2007 annual meeting. The 2007 annual meeting is scheduled for September 6, 2007. Due to H&R Block’s staggered board, only 3 of the company’s 11 incumbent directors are up for re-election in 2007. Breeden Partners and affiliated domestic and offshore investment funds managed by Breeden Capital Management LLC (all collectively, “Breeden Partners”) own 6 million shares, or 1.86%, of H&R Block.

Richard C. Breeden, Chairman and Chief Executive Officer of Breeden Capital Management LLC, will seek election to the H&R Block board, along with two other individuals to be announced by Breeden Partners later this week.

Mr. Breeden said, “While H&R Block is widely known for its market-leading tax preparation services, its efforts to diversify into activities including subprime mortgage lending, securities brokerage and banking have resulted in substantial lost shareholder value. H&R Block’s stock has significantly underperformed the S&P 500 Index for the five years ended June 15, 2007. As shareholders, we believe that five years is long enough to wait for H&R Block to achieve attractive returns for shareholders. This board needs fresh perspectives and new energy, which we intend to supply, to tackle the company’s problems.”

About Breeden Partners, LP

Breeden Partners is a private investment partnership that was formed for purposes of investing in companies that are underperforming in terms of earnings and share price. Breeden Partners invests solely in the equity securities of publicly traded companies headquartered in the United States or Canada, and it does not use either leverage or derivatives. Breeden Partners’ governing policies also prohibit it from taking a majority equity interest in any portfolio company.

Breeden Partners seeks to invest in companies with strong cash flows and underlying asset values where it can be a catalyst for change that will enhance market value. Breeden Partners seeks to maximize returns by persuading portfolio companies to adopt new strategies to increase

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earnings and rates of return, improve capital allocation, strengthen accountability for performance, enhance transparency and adopt healthier governance practices, among other things. Breeden Partners believes that implementing improved management and governance practices will help portfolio companies achieve higher earnings and command a higher multiple on such earnings in the marketplace.

About Breeden Capital Management LLC

Breeden Capital Management is based in Greenwich, Connecticut. Both Breeden Partners and Breeden Capital Management were founded by Richard C. Breeden, former Chairman of the U.S. Securities and Exchange Commission. The firm has a total of approximately 20 professionals, and, together with its affiliates, it has more than $1 billion in committed capital under management.

EXCEPT FOR THE HISTORICAL INFORMATION CONTAINED HEREIN, THE MATTERS ADDRESSED IN THIS PRESS RELEASE ARE FORWARD-LOOKING STATEMENTS THAT INVOLVE CERTAIN RISKS AND UNCERTAINTIES. YOU SHOULD BE AWARE THAT ACTUAL RESULTS COULD DIFFER MATERIALLY FROM THOSE CONTAINED IN THE FORWARD-LOOKING STATEMENTS. BREEDEN PARTNERS ASSUMES NO OBLIGATION TO UPDATE THE FORWARD-LOOKING INFORMATION.

SECURITY HOLDERS ARE ADVISED TO READ THE PROXY STATEMENT AND OTHER DOCUMENTS RELATED TO THE SOLICITATION OF PROXIES, BY Breeden Capital Management LLC, Breeden Partners L.P., Breeden Partners (California) L.P., Breeden Partners Holdco Ltd., Richard C. Breeden, FROM THE SHAREHOLDERS OF H&R BLOCK FOR USE AT THE 2007 ANNUAL MEETING OF SHAREHOLDERS OF H&R BLOCK WHEN THEY ARE AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. A DEFINITIVE PROXY STATEMENT AND FORM OF PROXY WILL BE MAILED TO SHAREHOLDERS OF H&R BLOCK AND WILL, ALONG WITH OTHER RELEVANT DOCUMENTS, BE AVAILABLE AT NO CHARGE AT THE SECURITIES AND EXCHANGE COMMISSION’S WEBSITE AT HTTP://WWW.SEC.GOV OR BY CONTACTING MORROW & CO., INC. BY TELEPHONE AT (203) 658-9400 OR BY EMAIL AT H&R BLOCKINFO@MORROWCO.COM. INFORMATION RELATING TO THE PARTICIPANTS IN SUCH PROXY SOLICITATION IS CONTAINED IN THE SCHEDULE 14A BEING FILED ON THE DATE HEREOF AND AVAILABLE FREE OF CHARGE AT THE SECURITIES AND EXCHANGE COMMISSION’S WEBSITE AT HTTP://WWW.SEC.GOV.

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